Exhibit 1.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TEEKAY SHIPPING CORPORATION
PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
Teekay Shipping Corporation, a corporation redomiciled in and existing under the law of the Republic of The Marshall Islands (the “Corporation”), hereby certifies:
(a) The name of the Corporation is Teekay Shipping Corporation. The Corporation was originally incorporated under the law of the Republic of Liberia on February 9, 1979 under the name Viking Star Shipping Inc.
(b) Pursuant to Articles of Domestication dated December 7, 1999, the Corporation redomiciled in the Republic of The Marshall Islands on December 20, 1999 on which date the Corporation’s original Articles of Incorporation and all amendments thereto (collectively, the “Original Articles”) were filed in the Office of the Registrar of Corporations of the Republic of The Marshall Islands as an annex to the Articles of Domestication.
(c) These Amended and Restated Articles of Incorporation affect Sections B and F of the Original Articles.
(d) These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 93 of the Marshall Islands Business Corporations Act (the “BCA”). On March 7, 2006 the Board of Directors of the Corporation adopted resolutions in accordance with Section 55(2) of the BCA setting forth and declaring advisable that these Amended and Restated Articles of Incorporation be adopted by the shareholders of the Corporation in their entirety. Pursuant to Section 88(1) of the BCA, the shareholders of the Corporation authorized the adoption of these Amended and Restated Articles of Incorporation by vote of the holders of a majority of all outstanding shares entitled to vote thereon at the Annual General Meeting of the shareholders on May 31, 2006 and such authorization has been filed with the minutes of the proceedings of shareholders of the Corporation.
The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:
A.
The name of the Corporation is TEEKAY SHIPPING CORPORATION. The Corporation was originally incorporated under the law of the Republic of Liberia on February 9, 1979 under the name Viking Star Shipping Inc. and was redomicled in the Republic of The Marshall Islands on December 20, 1999.

B.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporation Act of the Republic of The Marshall Islands (the “BCA”). In furtherance and not in limitation of the foregoing, the more specific powers and purposes of the Corporation are as follows:

(1)
To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, whaling vessels, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including aircraft, landcraft, and any and all means of conveyance and transportation by land, water or air, together with engines, boilers, machinery, equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish and outfit such vessels and ships.

(2)
To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce throughout the world.

(3)
To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal and mixed, in connection therewith.

(4)
To act as ship’s husband, ship brokers, customs house brokers, ship’s agents, manager of shipping property, freight contractors, forwarding, agents, warehousemen, wharfingers, ship chandlers, and general traders.

(5)
To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, country, state, body politic, or government or colony or any dependency thereof.

(6)	To appoint or act as an agent, broker, or representative, general or special, in respect of any or all of the powers expressed herein or implied hereby; to appoint agents, brokers or representatives.

(7)	To carry on its business, to have one or more offices, and to exercise its powers in foreign countries, subject to the laws of the particular country.

(8)
To borrow or raise money and contract debts, when necessary for the transaction of its business or for the exercise of its corporate rights, privileges or franchise or for any other lawful purpose of its incorporation; to draw, make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures, and other instruments and evidences of indebtedness either secured by mortgage, pledge, deed of trust, or otherwise, or unsecured.

(9)	To purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description.

(10)
To apply for, secure by purchase or otherwise hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of any country, patent rights, licenses, privileges, inventions, improvements and processes, copyrights, trademarks, and trade names, relative to or useful in connection with any business of the Corporation.

(11)
To buy, sell, pledge, negotiate and deal generally in shares of stocks, bonds and other securities of other corporations irrespective of the business that such corporations may be engaged in and irrespective of the nationality or domicile of such corporations, and to deal generally in corporate securities listed on security exchanges of various countries and engage generally in the business of finance in all its phases as permitted by the laws of the Republic of the Marshall Islands.

(12)
To give guarantees of other persons, firms or corporations and to secure its obligations under such guarantees by mortgage or pledge of, or creation of a security interest in, and all or any part of its property or any interest therein, wherever situated and, to give such guarantees even if not in furtherance of the corporate purposes of a corporation, when such guarantees and, if applicable, such mortgage, pledge or security interest, is authorized at a meeting of the shareholders by a vote of the holders of a majority of the shares entitled to vote thereon.

(13)
To engage generally in any lawful commercial enterprise in any country and to do all and everything lawfully necessary and proper for the accomplishment of the objects enumerated in its Amended and Restated Articles of Incorporation or any amendment thereof or necessary to the protection and benefit of the Corporation and in general to carry on any lawful business necessary to the attainment of the objects of the Corporation.

The foregoing clauses shall be construed as both purposes and powers and the matters expressed in each clause shall, except as otherwise expressly provided, be in no way limited by reference or inference from the terms of any other clause, but shall be regarded as independent purposes and powers; and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature, not expressed. All of the foregoing purposes and powers are subject, however, to the limitation and restriction that the Corporation, so long as it is subject to the BCA, shall at all times be a “non-resident domestic corporation” within the meaning of the BCA, and in particular the Corporation shall not in the Republic of The Marshall Islands engage in the banking business or the insurance business or exercise banking powers or insurance powers, and nothing in these Amended and Restated Articles of Incorporation shall be deemed to authorize it to do so.
C.
The registered address of the Corporation in The Republic of The Marshall Islands shall be Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. The name of the Corporation’s Registered Agent at such address shall be The Trust Company of the Marshall Islands, Inc.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is Seven Hundred Fifty Million (750,000,000) shares, all of which shall be registered shares, comprised of:
(1)	Seven Hundred Twenty Five Million (725,000,000) registered shares of Common Stock, par value one tenth of one cent ($0.001) each.

(2)
Twenty Five Million (25,000,000) shares of Preferred Stock, par value One Dollar ($1) each. The shares of Preferred Stock may be issued from time to time in one or more series in any manner permitted by law except as may otherwise be expressly prohibited by the provisions of these Amended and Restated Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions provided for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established.

All of the issued and unissued shares of Common Stock, without par value, of the Corporation are deemed to have been converted effective as of the date of the effectiveness hereof into shares of Common Stock, par value one tenth of one cent ($0.001), of the Corporation.
E.
Subject to the provisions of the BCA, the number of Directors constituting the entire Board shall be not less than 3 and shall be not more than 11. Subject to such limitations and the Directors acting under a specific provision of the bylaws so authorizing them, such number shall be fixed by resolution of the Board and such number shall be increased or decreased by the vote of a majority of the entire Board. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

F.
To the full extent that the BCA, as it existed on May 31, 2006 or as it may thereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director. Any amendment to or repeal of this Section F shall not adversely affect any right or protection of a Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

G.	1.
Except as otherwise expressly provided by law or by paragraphs 2 and 3 below, a majority of shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

2.	For the purposes of consideration of and voting on any business that:
(a)	is submitted to the shareholders at any meeting; and

(b)	has been recommended by a majority of Continuing Directors (as defined below) for approval by the shareholders;
one-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders for the purpose of such consideration and voting.
“Continuing Directors” shall mean the incumbent members of the Board of Directors of the Corporation that were members of the Board on May 31, 2006, and any persons who are subsequently elected or appointed to the Board if such persons are recommended by a majority of the Continuing Directors.

3.
For the purposes of considering and voting on the election of Directors at any meeting, the quorum requirement stipulated in paragraph 1 shall apply unless all nominees for election as Directors are persons recommended by a majority of Continuing Directors. If such nominees are so recommended, the quorum requirement stipulated in paragraph 2 shall apply.

H.
No holder of any shares of the Corporation shall have any pre-emptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration or without consideration, and no notice of any such right need be given to any shareholder of the Corporation, but any such shares, securities, options or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board of Directors in its discretion shall deem advisable.

IN WITNESS WHEREOF, Teekay Shipping Corporation has caused these Amended and Restated Articles of Incorporation to be signed as of the 5th day of June, 2006, by its Secretary, who hereby affirms and acknowledges, under penalty of perjury, that these Amended and Restated Articles of Incorporation are the act and deed of the Corporation and that the facts stated herein are true.

TEEKAY SHIPPING CORPORATION

By:

Name:	Arthur J. Bensler
Title:	Secretary